Exhibit 4.4

This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of March 11, 2011, among Headwaters Incorporated, a Delaware corporation (the “Issuer”), the Guarantors party hereto (collectively, the “Guarantors”) and Wilmington Trust FSB, as Trustee (the “Trustee”),

WITNESSETH:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 27, 2009, as supplemented from time to time, providing for the issuance of the Issuer’s 11 3/8% Senior Secured Notes due 2014 (the “Existing Notes”);

WHEREAS, Section 9.01 of the Indenture provides the Issuer, the Guarantors and the Trustee may supplement the Indenture “to add Other Pari Passu Lien Obligations to the Security Documents”;

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to Wilmington Trust FSB, as trustee, an indenture, dated as of March 11, 2011 providing for the issuance of the Issuer’s 7 5/8% Senior Secured Notes due 2019 (the “New Notes”);

WHEREAS, the New Notes constitute Other Pari Passu Lien Obligations under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of the Existing Notes:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Existing Notes as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

SUPPLEMENT TO INDENTURE

Section 2.01. Pari Passu Lien Obligations. The New Notes shall be Other Pari Passu Lien Obligations under the Security Documents.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01. Effect of Amendments. This Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented hereby, is hereby ratified, approved and confirmed.

Section 3.02. Severability. In case any provision hereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Section 3.03. Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction hereof.

Section 3.04. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals contained in this Supplemental Indenture are made by the Issuer, and the Trustee shall have no duty, liability or obligation with respect to such recitals and makes no representations as to the correctness thereof.

Section 3.05. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein provided.

Section 3.06. Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE. The parties to this Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Supplemental Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.07. Counterparts. The parties may sign any number of counterparts of this Supplemental Indenture. Each signed counterpart shall be an original, and all of them taken together shall represent one and the same agreement.

Section 3.09. Successors. All agreements of the Issuer, the Guarantors and the Trustee herein shall bind their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

HEADWATERS INCORPORATED

By:	/s/ Donald. P. Newman
	Name:	Donald P. Newman
	Title:	Chief Financial Officer

EACH OF THE GUARANTORS LISTED ON SCHEDULE I HERETO

By:	/s/ Donald. P. Newman
	Name:	Donald P. Newman
	Title:	Chief Financial Officer

WILMINGTON TRUST FSB as Trustee

By:	/s/ Jane Schweiger
Authorized Signatory

SCHEDULE I

GUARANTORS

1.	HCM Stone, LLC, a Utah limited liability company
2.	Dutch Quality Stone, Inc., an Ohio corporation
3.	Eldorado SC-Acquisition Co., a Utah corporation
4.	Eldorado G-Acquisition Co., a Utah corporation
5.	Eldorado Stone LLC, a Delaware limited liability company
6.	Eldorado Stone Acquisition Co., LLC, a Utah limited liability company
7.	Eldorado Stone Funding Co., LLC, a Utah limited liability company
8.	Stonecraft Manufacturing, LLC, an Ohio limited liability company
9.	Chihuahua Stone, LLC, a Utah limited liability company
10.	Eldorado Stone Operations, LLC, a Utah limited liability company
11.	L-B Stone, LLC, a Utah limited liability company
12.	Headwaters Resources, Inc., a Utah corporation
13.	Headwaters Services Corporation, a Utah corporation
14.	Headwaters Construction Materials, Inc., a Utah corporation
15.	HCM Utah, LLC, a Utah limited liability company
16.	Global Climate Reserve Corporation, a Utah corporation
17.	Headwaters Construction Materials, LLC, a Texas limited liability company
18.	Tapco International Corporation, a Michigan corporation
19.	Metamora Products Corporation, a Michigan corporation
20.	MTP, Inc., an Ohio corporation
21.	Atlantic Shutter Systems, Inc., a South Carolina corporation
22.	Inspire Services, LLC, a Michigan limited liability company
23.	Stonecraft Sales, LLC, a Michigan limited liability company
24.	Metamora Products Corporation of Elkland, a Pennsylvania corporation
25.	Headwaters Technology Innovation Group, Inc. a Utah corporation
26.	Headwaters Refinery Investments Co., a Utah corporation
27.	Headwaters Energy Services Corp., a Utah corporation
28.	Headwaters Heavy Oil, LLC, a Utah limited liability company
29.	Headwaters Synfuel Investments, LLC, a Utah limited liability company
30.	Covol Engineered Fuels, LC, a Utah limited liability company
31.	Covol Fuels No. 2, LLC, a Utah limited liability company
32.	Covol Fuels No. 3, LLC, a Utah limited liability company
33.	Covol Fuels No. 4, LLC, a Utah limited liability company
34.	Covol Fuels No. 5, LLC, a Utah limited liability company
35.	Headwaters CTL, LLC, a Utah limited liability company
36.	Environmental Technologies Group, LLC, a Utah limited liability company
37.	Headwaters Ethanol Operators, LLC, a Utah limited liability company
38.	Headwaters Plant Services, Inc., a Utah corporation
39.	HES Ethanol Holdings, LLC, a Utah limited liability company

Schedule I